NEWS RELEASE

FOR IMMEDIATE RELEASE

NRG Energy, Inc. Confirms ABN AMRO Bank N.V. Debt Acceleration

MINNEAPOLIS (March 4, 2003) — On February 27, lenders to NRG Energy, Inc., a wholly owned subsidiary of Xcel Energy (NYSE: XEL), accelerated approximately $1 billion of NRG’s debt under a 364-day revolving credit agreement, rendering the debt immediately due and payable.

Based on discussions with the revolving credit lenders, it is NRG’s understanding that the administrative agent, ABN AMRO Bank N.V., issued the acceleration notice to preserve certain rights under the revolving credit agreement. NRG believes that the administrative agent intends to forbear in the immediate exercise of any rights and remedies against the company.

NRG Energy operates power generating facilities worldwide. NRG’s operations include competitive energy production and cogeneration facilities, thermal energy production and energy resource recovery facilities.

Xcel Energy is a major U.S. electricity and natural gas company with regulated operations in 12 Western and Midwestern states. The company provides a comprehensive portfolio of energy-related products and services to 3.2 million electricity customers and 1.7 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the U.S. Company headquarters are located in Minneapolis.

Certain statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to, NRG’s ongoing negotiations with creditors. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements above include, among others, actions and positions that may be taken by NRG’s creditors.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s filings with the Securities and Exchange Commission.

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Contacts:	Financial George Schaefer, 612.373.5359 Nicole Miller, 612.373.8815

Media Lesa Bader, 612.373.6992